Exhibit 10.1
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”), made and entered into between Lennar Corporation (hereinafter “the Company”), and Mark Sustana (“Contractor”).
In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Contractor agree as follows:
ARTICLE I – AGREEMENT AS TO SERVICES
1.1The Company will engage Contractor to perform, and Contractor will perform the services identified on Exhibit A (“Services”) in accordance with the terms and conditions contained in this Agreement.
ARTICLE II – TERM
2.1Duration. Contractor shall provide Services to the Company beginning September 3, 2025, and shall continue to provide Services per the terms of this Agreement through August 31, 2027.
2.2Consulting Period. The term “Consulting Period” as used in this Agreement means the duration of this Agreement as contemplated in Section 2.1 above. The Consulting Period may be extended by mutual agreement of the parties.
ARTICLE III – PERFORMANCE OF SERVICES
3.1Services. Contractor agrees to carry out all contractual obligations required under this Agreement, including performance of the Services, in a professional, competent and diligent manner.
ARTICLE IV – COMPENSATION
4.1Service Fee. As compensation for the Services rendered under this Agreement during the Consulting Period ending August 31, 2027, the Company will pay Contractor one hundred ten thousand dollars ($110,000.00) per month. Service fee payments will be made on the first day of each calendar month for the prior month beginning on October 1, 2025, so long as required under this Agreement. Contractor will receive a Form 1099 for all payments made under this Agreement and is responsible for the payment of all income taxes related to this Agreement. If the Consulting Period is extended past August 31, 2027 by agreement of the parties, the monthly fee for Services shall be fifty thousand dollars ($50,000.00) per month. Fees for any partial month included within the Consulting Period will be prorated based upon the number of days included.
4.2Insurance/Indemnity. Contractor will be indemnified in connection with the Services in accordance with the Certificate of Incorporation and By-Laws of Company, and shall be covered to the extent policies permit by any applicable directors’ and officers’ liability insurance policy(ies) procured by Company from time to time.
ARTICLE V– CONFIDENTIAL INFORMATION AND NON-SOLICITATION
5.1Obligation of Confidence. Contractor will hold in confidence and will not use Confidential Information belonging to the Company and/or the Company Affiliates except as provided herein. The term “Confidential Information” as used in this Section means any and all information which relates to the business of the Company and/or the Company Affiliates, and which is not generally available to third persons. Confidential Information also includes, but is not limited to, all information relating to clients, customers, vendors, suppliers, subcontractors, and all other third parties with whom the Company does business and/or has sought to do business including contracts and agreements with these entities, pricing, bids and proposals, work systems and processes, financial terms, credit information and terms, payment status and history, total sums paid and/or owed, business plans, correspondence, emails, financial and tax information, financial statements, balance sheets, ledgers and all related accounting information, business software, orders, sales information, business analysis information, training programs and related information, scheduling information and related data and software, and all other information which is part of the business relationships with such third parties.
5.2Non-Disclosure. Contractor shall safeguard all Confidential Information at all times and use all reasonable precautions to assure all Confidential Information is properly protected and not exposed to, or taken by, any unauthorized person.
5.3Return. Upon the termination or expiration of this Agreement for any reason, or upon written request of the Company, Contractor promptly will discontinue the use of, and will return to the Company or its designee, all Company and Company Affiliates’ information, equipment and all Confidential Information and trade secrets and copies thereof.
5.4Non-Solicitation. Contractor agrees that during the time this Agreement is in effect and for a period of twelve (12) months following termination or expiration of this Agreement, Contractor will not directly or indirectly, on Contractor’s own or through others, employ, suggest employment, offer employment or offer to engage as an independent contractor any Associate of the Company or of any Company affiliate; or solicit, recruit, influence or encourage such person to terminate his or her employment with the Company. For purposes of this Section, “Associate of the Company or of any Company Affiliate” shall mean any person employed by the Company during the time this Agreement was in effect and/or during the three months prior to the inception of this Agreement.
5.5Non-Competition. During the period Services are rendered to Company and for a period of twelve (12) months following termination or expiration of this Agreement, Contractor shall not, directly or indirectly, on Contractor’s own behalf or on behalf of any other entity or individual, in the Restricted Area (“Restricted Area” is defined as all markets in the United States where Company has, in the five (5)-year period immediately preceding the termination of Employment done business) engage or be involved in, or assist or support others with, the construction and sale or lease of single-family and/or multi-family homes and/or housing; the purchase, development, and sale of residential land (directly and/or via indirect investment); land acquisitions; land sales and potential and/or contemplated land acquisitions and land sales; the origination or sale of mortgage loans and home or commercial mortgage products; the provision of title insurance and closing services for residential and/or commercial transactions. Passive ownership of less than one percent (1%) of any publicly traded entity or passive ownership of less than five percent (5%) of any general private equity, mutual fund or similar investment vehicles shall not be a violation of the foregoing.
ARTICLE VI – COOPERATION AND NONDISPARAGEMENT
6.1Contractor agrees to cooperate with the Company in all matters related to this Agreement and to matters related to Contractor’s prior employment with the Company.
6.2Contractor also agrees to not disparage the Company and/or the Company Affiliates or any of its employees to third parties including but not limited to individuals and/or companies the Company has contracted with, has worked with in the past, may work with in the future or whom otherwise would interact with the Company in its regular course of business.
ARTICLE VII – TERMINATION
7.1Upon Contractor’s Default. If Contractor defaults in any of his obligations set forth in this Agreement, the Company shall have the right to terminate this Agreement and discontinue future payments hereunder. Notice of termination is effective upon being provided by the Company.
7.2Termination by Contractor. Contractor may terminate this Agreement upon 30 days written notice. In the event of such termination, Contractor shall be paid for any portion of the Services that have been performed prior to the termination.
7.3Automatic Termination. This Agreement will terminate by its terms on August 31, 2027, unless earlier terminated by one of the parties or extended by mutual agreement of the parties.

ARTICLE VIII – STATUS
8.1Independent Contractor. Contractor will perform all services hereunder as an independent Contractor. Nothing herein will be deemed to create an employee-employer or agent-principal relationship between Contractor and the Company, its parent, subsidiaries or affiliates. Nothing herein will be deemed to create a joint venture or partnership relationship between Contactor and the Company, its parent, subsidiaries or affiliates.
8.2Benefit Plans. Contractor acknowledges that, during the Consulting Period, he will not be entitled to participate as an employee in or under any employee benefit plan of the Company and/or the Company Affiliates or any other employment rights or benefits available to or enjoyed by active employees of the Company and/or the Company Affiliates, including, without limitation, 401(k) or vacation benefits. Contractor shall be entitled to participation in Company benefit plans as a former employee of the Company in accordance with the terms of the plans and applicable law.
8.3Insurance. Contractor will obtain at its own expense any insurance that (1) Contractor may require; or (2) the Company may in its reasonable discretion and upon written notice require of Contractor, including but not limited to medical, workers compensation and liability insurance.
ARTICLE IX– GENERAL PROVISIONS
9.1Entire Agreement. This Agreement sets forth all the understandings between and obligations of the parties hereto. There are no other promises, understandings or obligations between the parties.
9.2Headings. The headings to the Articles and Sections of this Agreement are inserted for convenience only and will not be deemed a part of this Agreement for purposes of interpreting or applying the provisions of this Agreement.
9.3Severability. All provisions, terms, conditions, paragraphs and covenants contained in this Agreement are severable and, in the event any one of them shall be held to be invalid by any court of competent jurisdiction, this Agreement shall be interpreted as if such provision was not contained herein, and such determination shall not otherwise affect the validity of any other provisions.
9.4Governing Law. This Agreement will be governed in all respects by the laws of the State of Florida.
9.5Amendments. Contractor and the Company may amend this Agreement but any such amendment must be in writing and signed by both Contractor and the Company.
9.6Continuation of Covenants. Notwithstanding any other provision in this Agreement, the parties’ respective rights and obligations under Article V of this Agreement will survive any termination or expiration of this Agreement or the termination of Contractor’s services for any reason whatsoever.
9.7Notice of Obligations. Contractor hereby consents to the notification of persons or entities of Contractor’s obligations under this Agreement when the Company reasonably believes that Contractor’s activities are likely to be restricted by this Agreement.
9.8Notices. All notices, requests, demands and other communications given hereunder shall be in writing and delivered personally, by overnight courier, by U.S. Mail or by facsimile, and shall be deemed delivered when actually received. The executed copy of this Agreement and/or any written notices to Contractor and/or the Company should be provided to:

To Contractor: Mark Sustana [Address on file with the Company]	To the Company: Lennar Corporation 9th Floor – East 5505 Waterford District Drive Miami FL 33126 Attn: General Counsel
9.9Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
ARTICLE X – ARBITRATION
All disputes related to this Agreement, except for any temporary restraining order or injunctive relief sought by the parties, shall be resolved and determined under the alternative dispute resolution procedures in the attached Exhibit B.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of August 1 , 2025.

CONTRACTOR	THE COMPANY

By: /s/ Mark Sustana Name: Mark Sustana	By: /s/ Jon Jaffe Name: Jon Jaffe Title: Co-CEO and President

EXHIBIT A
Scope of Work

Contractor shall provide and perform the following services for the Company:

The Services shall consist of such consultation as Company and Contractor shall reasonably agree relating to business and legal affairs of Company for which Contractor was responsible during his tenure with Company. These include strategic direction and planning for significant litigation, and transition of responsibilities in Legal Department function as well as Risk Management, Government Affairs and Safety. To the maximum extent permitted by law, the Services shall be considered attorney-client privileged with regard to Services rendered.

EXHIBIT B
Dispute Resolution Procedures
Mediation
(a)    If a dispute arises within the scope of this Agreement that was not resolved through consultation with the Company, the parties shall first submit the dispute or controversy to non-binding mediation. The mediation shall be held before a qualified neutral mediator and the mediation shall take place in the metropolitan area of the division or office to which the Contractor was assigned at the time of the dispute. The parties shall jointly designate a mediator. If the parties cannot agree on a mediator within thirty (30) business days of the date of the written request for mediation, the mediation will be administered by the American Arbitration Association ("AAA"), and AAA will designate a qualified mediator.
(b)     The Company and the Contractor are obligated to make a good faith effort to resolve the issue through mediation, and to participate in the mediation session to its conclusion. The parties are entitled to a full day mediation session under this Agreement; however, the parties may jointly agree to a half-day mediation session. Mediation sessions are to be conducted with as little formality and technicality as possible. The parties shall equally share the costs of mediation, unless the parties agree otherwise, and each party shall bear its/his/her own attorneys’ fees and costs in connection with the mediation of any disputes under this Agreement. To ensure that mediation is held in a non-prejudicial manner and to encourage candid discourse among the parties, all information disclosed in the course of mediation is to remain confidential.
Binding Arbitration
(c)    If the dispute is not resolved through mediation, Contractor and the Company agree to resolve the dispute exclusively by binding arbitration under the Federal Arbitration Act (“FAA”) and this Agreement. Preliminary injunctive relief and other provisional remedies in aid of arbitration may be sought by either the Contractor or the Company in a court of competent jurisdiction under applicable law, but the arbitrator alone may award permanent injunctive relief. All proceedings shall be confidential as allowed by law.
(d)    Contractor acknowledges and agrees that proceeding under this Agreement is the exclusive remedy for all disputes arising from or related to this Agreement. In addition, both Contractor and the Company agree to waive all rights to a civil court action regarding any disputes within the scope of this Agreement. This means that only the arbitrator, and not a judge or jury, will decide the dispute.
(e)    Arbitrations under this Agreement will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and resolved by a neutral arbitrator in a binding arbitration administered by the AAA under the AAA's Arbitration Rules and Mediation Procedures (the "Arbitration Rules"), in effect on November 1, 2009, including indigency determination procedures. The Arbitration Rules are available at http://www.adr.org. In the case of a conflict between the AAA Rules and this Agreement, this Agreement shall control.
(f)    The interpretation and enforcement of this dispute resolution agreement shall be governed exclusively by the Federal Arbitration Act. All statutes of limitation that would be applied if the applicable dispute was filed in court of competent jurisdiction shall apply to disputes under this Procedure.
(g)    Unless otherwise agreed by the parties, arbitration shall take place in Miami, Florida. Contractor will pay his portion of AAA's filing fee for disputes arising under the Arbitration Rules and bear his/her own attorney's fees and costs of preparing the case, unless the arbitrator awards such fees and costs. The arbitrator is empowered to award attorneys’ fees and costs to either party based on applicable law. The Company will pay the remaining part of the filing fee, AAA's administrative fees for such disputes, and the fees and expenses of the arbitrator and it will provide or pay for the hearing facilities. Contractor acknowledges that the Company’s payment of such fees shall in no way affect the neutrality of the arbitrator, and will stipulate to same prior to the commencement of the arbitration.

(h)    In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to applicable law and the arbitrator's decision shall also be governed by applicable law, as though the matter were before a court of law.
(i)    Contractor understands that, notwithstanding anything to the contrary in the AAA Arbitration Rules, and in consideration for the relaxed standards of evidence and speed of arbitration proceedings, Contractor and the Company agree to arbitrate any claims individually and further agree there shall be no class actions, collective actions, multi-plaintiff arbitrations, or class arbitrations of any claims within the scope of this Agreement. The arbitrator shall not have power to treat any claim as a class, collective, multi-plaintiff, or consolidated claim. This means that arbitration may only proceed on an individual basis.
(j)    Contractor further understands that, notwithstanding anything to the contrary in the AAA Arbitration Rules, Contractor and the Company agree that formal discovery in any arbitration proceeding shall be limited to four (4) depositions per side; fifteen (15) interrogatories per side; and requests for production of documents/things shall be limited to thirty (30) document categories per side. Provided, however, that the arbitrator shall have the power to increase the number of depositions, document requests and interrogatories upon a showing of good cause and substantial need and that the requested discovery is not duplicative or cumulative and cannot be obtained by less-intrusive, less-burdensome, and less-expensive means. Documents and information that are equally available to each party, such as information available in the public domain, may not be requested through discovery.
(k)    Contractor and the Company further agree that a party may serve on the opposing party an offer to settle, compromise and/or allow judgment on specified terms, in accordance with the requirements of any state or local law or rule providing for offers of settlement, compromise and/or judgment that exist in the geographic location of the arbitration proceeding. And any such offers shall be governed by applicable state or local law. If there is no applicable state or local law in effect concerning offers of settlement, compromise and/or judgment in the geographic location of the arbitration proceedings, the parties are entitled to make an offer of judgment in accordance with the requirements of Rule 68 of the Federal Rules of Civil Procedure. If the opposing party serves timely written notice accepting the offer, either party may then file the offer and notice of acceptance, plus proof of service, with the arbitrator. The arbitrator must then enter a written arbitration award confirming judgment in accordance with the terms specified in the accepted offer. An unaccepted offer is considered withdrawn, but it does not preclude a later offer. The impact of an unsuccessful offer will be determined by the Arbitrator in accordance with applicable law.
(l)    Either party may file dispositive motions of the kind allowed by the Federal Rules of Civil Procedure, and the arbitrator shall timely rule on such motions in accordance with applicable law.
(m)    Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the essential findings and conclusions. Such decision shall be final, conclusive and binding on the parties to the arbitration. The decision of the arbitrator shall be made within thirty (30) days following the close of the hearing. Contractor and the Company agree the award shall be enforceable by any state or federal court of competent jurisdiction.
(n)    If any part of this arbitration procedure is in conflict with any applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable. This Agreement is not intended to interfere with or restrict protected concerted activities pursuant to the National Labor Relations Act, if in any way applicable to Contractor by virtue of Contractor’s prior employment, if applicable.